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                                                              Exhibit 23.2


                         CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-3 and related Prospectus of Developers Diversified Realty Corporation ("DDR") for the registration of Debt Securities, Preferred Shares, Depositary Shares, Common Shares and Common Share Warrants, with an aggregate public offering price of up to $1,000,000,000 and to the incorporation by reference therein of our report dated March 18, 2003, with respect to the consolidated financial statements of JDN Realty Corporation included in the Current Report on Form 8-K of DDR, as filed with the Securities and Exchange Commission on March 19, 2003.


                                                 /s/ Ernst & Young LLP


Atlanta, Georgia
October 1, 2003